Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  774-452-4270

Perkins & Marie Callender's Inc. Promotes Cheryl Ahlbrandt to EVP, Marketing and Research & Development and
Toni Quist to Senior Vice President, Human Resources and Training

MEMPHIS, Tenn., Aug. 16 -- Perkins & Marie Callender's Inc. (PMCI), the preeminent family restaurant company in the United States with over 600 locations, is pleased to announce the promotions of Cheryl Ahlbrandt to Executive Vice President, Marketing and Research & Development, and Toni Quist to Senior Vice President of Human Resources and Training effective immediately.

As Executive Vice President Marketing and Research & Development for Perkins and Marie Callender's Inc., Ms. Ahlbrandt is responsible for both the Perkins and Marie Callender's marketing teams as well as the company's food and beverage research and development efforts. Ms. Ahlbrandt joined the company in April 2006 as Vice President of Marketing and was promoted to Senior Vice President Marketing and Research & Development in June 2008. She has over twenty years of advertising and marketing experience, the majority of which have been spent in the restaurant industry.

As Senior Vice President of Human Resources and Training for Perkins & Marie Callender's Inc., Toni Quist oversees the all-important "people" aspect of PMCI including providing leadership to the 30+ person team supporting Employment, Benefits, Compensation, Training and Operations Services. She began her career with Perkins in 1976 working as a server in a Perkins Franchise restaurant located in Bemidji, Minnesota. In 2008 Quist was promoted to Vice President of Human Resources and Training. Throughout her career, Quist has played an active leadership and service role in the industry including serving as the President of the Council of Hotel and Restaurant Trainers (CHART).

According to Jay Trungale, President and CEO, PMCI "Both Cheryl Ahlbrandt and Toni Quist bring the highest levels of professionalism and expertise to our organization. Their leadership qualities, contributions and consistently positive influence and effort in striving for improved performance make their promotions extremely well deserved."

Commenting on Ms. Ahlbrandt, Trungale states, "Cheryl's marketing prowess and insight into the trends and motivations of the consumer are unprecedented and her commitment to growing our brands is second to none." Regarding Toni Quist, Mr. Trungale adds, "Toni continues to set the standard for excellence when it comes to inspiring and mentoring people. As has been the case throughout her 34 year career with the company, she continues to serve the organization in many important leadership roles."

Perkins & Marie Callender's Inc. represents full service dining establishments under the brand names Perkins Restaurant & Bakery, and Marie Callender's Restaurant & Bakery. With combined revenues exceeding $1 billion, over 600 restaurants and more than 25,000 employees, Perkins & Marie Callender's Inc. is an undisputed player in the national dining scene.

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